Exhibit 10.4 CHB CHANG HWA BANK Page 1 of 5 Smile & Reach Out Loan Agreement for the Action Plan for Accelerated Investments by Domestic Corporations Parties to Agreement Super Micro Computer, Inc., Taiwan Customer's Custody No. 116558 Credit limit NT$1 billion _North Two__ District Operation Department Approval Seal Enterprise (Individual) Account Supervisor Account Administrator Name of Branch: Chengdong

Page 2 of 5 Loan Agreement for the Action Plan for Accelerated Investments by Domestic Corporations Super Micro Computer, Inc., Taiwan (hereinafter referred to as the "Borrower") has submitted an application to Chang Hwa Commercial Bank Ltd. (including the head office and branches, hereinafter collectively referred to as the "Bank") for a loan under the Action Plan for Accelerated Investments by Domestic Corporations (hereinafter referred to as the "Loan"). The Loan is provided in accordance with the "Directions for Loans Under the Action Plan for Accelerated Investments by Domestic Corporations" (hereinafter referred to as the "Directions") established by the Executive Yuan National Development Fund (NDF). The Borrower hereby agrees to comply with the Directions and the following terms and conditions: Article 1. (Credit limit) The credit limit of the Loan is NT$1 billion. The Borrower may make one or multiple drawdowns, but the Loan is non-revolving. Article 2. (Drawdown period) I. Initial drawdown period: The Borrower shall make the initial drawdown within 3 months after receiving approval from the NDF or Bank via fax. The Loan will be canceled if the initial drawdown is not made, within this period. II. Period for each drawdown: From the contract signing date to July 31, 2022. The original drawdown period may be extended by 1 year if approval is obtained from the Bank before the drawdown period expires. The extended period may not exceed 3 years after the contract signing date. Article 3. (Drawdown method) The Borrower may apply to the Bank for drawdown based on the progress of its investment plan within the Loan's credit limit and drawdown period by filling out a drawdown application form and certificate of claims, which shall be deemed an integral part of the Agreement. The amount borrowed by the Borrower will be disbursed by the Bank into the Borrower's account at the Bank. Article 4. (Purpose of loan) The purpose of the Loan shall be according to ✓ in  below:  Construct plants and related facilities.  Purchase machinery and equipment  Mid-term working capital. The Borrower shall use the Loan according to the purpose, and may not change the purpose without approval from the Bank. Article 5. (Loan period) The actual loan period for drawdowns of the Loan shall be according to the drawdown application form and certificate of claims, and the maturity date of each drawdown shall be the same as the initial drawdown for the same purpose. Article 6. (Grace period and repayment regulations) I. Grace period: The actual grace period for each drawdown shall be according to the drawdown application form and certificate of claims (but may not exceed 3 years after the initial drawdown for the same purpose), and the grace period for each drawdown shall expire at the same time as the initial drawdown for the same purpose. II. Repayment method: (I) If there is a grace period, the Borrower shall pay interest on a monthly basis during the grace period. (II) If there is no grace period or the grace period has expired, the Borrower shall make equal monthly payments of the principal on the 15th, and also make P lease affix stam p at ev ery seam b etw een tw o p ag es.

Page 3 of 5 monthly interest payments calculated based on the balance of the loan. III. If the interest payment date or principal repayment date of the Loan is not a business day of the Bank, the payment date may be deferred to the Bank's next business day. Article 7. (Loan interest rate) I. The interest rate for drawdowns of the Loan shall be according to the drawdown application form and certificate of claims, and calculated using 365 days in a year. II. If any one of the following situations occur during the loan period, interest on the Loan shall accrue at the floating rate for 2-year time savings deposit announced by Chunghwa Post Co., Ltd. plus an annual rate of _0.5_% starting from the date of occurrence. (I) The “Action Plan for Accelerated Investment by Domestic Corporations” is judged as violating the law, the National Development Fund's budget is frozen by the Legislative Yuan for review, capital allocation requirements, or situations not attributable to the National Development Fund. (II) The Borrower fails to meet qualifications specified in the qualifications approval letter from the Ministry of Economic Affairs (MOEA), or the Borrower fails to complete investment and (or) obtain a building use permit and begin use of the plant according to the investment plan within the time limit specified in the qualification approval letter from the MOEA. If the qualifications approval letter from the MOEA does not specify a time limit for completing investment, where the Borrower does not obtain a building use permit and begin use according to the investment plan within 2 years. (III) The Borrower fails to provide related documents to the National Development Fund in coordination with the Bank. (IV) The Borrower is found in violation of the Directions. Article 8. (On-site Audit) I. The Borrower shall maintain complete accounting records and certificates. The Borrower agrees that the Bank, NDF, bank selected according to the Directions, and Small & Medium Enterprise Credit Guarantee Fund of Taiwan (Taiwan SMEG) (if transferred to guarantee from Taiwan SMEG) may send personnel or appoint inspectors to visit the Borrower and investigate accounts, certificates, and equipment installation and use related to the Loan, and the Borrower may not refuse such inspections. II. The Borrower agrees that the agencies, bank, organizations, and the Bank may collect, process, and use the Borrower's information. Article 9. (Acceleration) I. Except for reasons specified in the credit authorization agreement for accelerated maturity, if the Borrower is found to use the Loan for other purposes during the loan period, the Bank may declare all liabilities of the Loan due without prior notice or reminder, and the Borrower shall immediately pay off the principal, interest (including default interest), liquidated damages, and all other liabilities of the Loan. II. If the Borrower is found to have used the Loan for other purposes, the interest rate of the Loan shall be retroactively changed to the floating rate for 2-year time savings deposit announced by Chunghwa Post Co., Ltd. plus an annual rate of _1.155_% starting from the date the Loan was found to have been used for other purposes and declared due. The Borrower shall pay the difference for interest already paid and was calculated using the interest rate in Article 6. P lease affix stam p at ev ery seam b etw een tw o p ag es.

Page 4 of 5 III. If the Borrower was found to have used the Loan for other purposes in Paragraph 1 or is found in violation of the Directions, the Bank shall return the fees paid by the NDF to the Bank from the date the violation occurred plus interest accrued at the floating rate for 2-year time savings deposit announced by Chunghwa Post Co., Ltd. from the date the violation occurred to the date the Bank returns the fees to the NDF. Article 10. (Default interest and liquidated damages) If the Borrower fails to repay loans upon maturity or accelerated maturity by the Bank in accordance with Article 9, default interest on the principal shall accrue at the Bank's base rate (announced on a quarterly basis) plus an annual rate of 3.5% starting on the maturity date (or date the Loan is deemed mature, or date that installment payments are due). If the Bank adjusts its base rate (announced on a quarterly basis), default interest shall accrue at the adjusted interest rate plus the fixed percentage from the date of adjustment. From the maturity date (or date the Loan is deemed mature, or date that installment payments are due) and the date interest becomes payable, liquidated damages for late payments shall be calculated at 10% of the default interest rate for the first 6 months, and at 20% of the default interest rate for the portion that is more than 6 months late. Article 11. (Matters not covered herein) The Borrower agrees to handle any matters not covered herein according to a separately established credit authorization agreement. However, in the event of any discrepancies between the Agreement and the credit authorization agreement, the provisions in the Agreement shall prevail. Article 12. (Place of fulfillment) The place of fulfillment of all debts owed by the Borrower to the Bank under the action plan shall be that at which the Bank grants credit authorization to the Borrower. Article 13. (Governing laws and jurisdiction) The Agreement shall be governed by the laws of the Republic of China. In the event of litigation, the parties agree that Taiwan Taipei District Court shall be the court of first instance. Where the law provides for special jurisdictions, such provisions shall prevail. Article 14. (Complaint filing method) The Borrower may call the complaint hotline below or go to the Bank's website (www.bankchb.com) → Customer Service Center → E-Mail → Customer Comments if the Borrow has any questions about any provisions in the Agreement. Complaint hotline: (I) For local telephones, please dial: 412-2222; press 9 to be transferred and talk to responsible personnel (charged as local phone calls). (II) For mobile phones, please dial: (02) 412-2222; press 9 to be transferred and talk to responsible personnel. (III) Toll-free customer service hotline: 0800-365-889; press 9 to be transferred and talk to responsible personnel. Article 15. (Individually negotiated provisions: to take effect upon the Borrower affixing its contract seal for credit authorization contracts) Articles 7, 8, and 9 of the Agreement are special negotiated provisions. The Borrower hereby declares that it has fully reviewed the provisions, understand the contents, and agrees to abide by the provisions. P lease affix stam p at ev ery seam b etw een tw o p ag es.

/s/ CHUN-LAI HSU stamp Personal stamp Date: October 5, 2021
/s/ Super Micro Incorporation, Taiwan Company stamp Date: October 5, 2021

Borrower: **(Signature or contract seal for credit authorization contracts)**

Please affix stamp at every seam between two pages.

To:

Chang Hwa Commercial Bank

※ Special Declaration:

The Borrower has reviewed all provisions in the Agreement within a reasonable period. The Bank has fully explained important contents of the Agreement above in bold text, as well as potential risks. The Borrower hereby declares that it fully understands and agrees to abide by the Agreement in all future interactions, and will retain a photocopy of the signed Agreement that is the same as the original.

Borrower (signature and seal)	
Name of Borrower: Super Micro Computer, Inc., Taiwan Business Tax ID: 12729477 Address: 3F, No. 150, Jian 1st Rd., Zhonghe District, New Taipei City Job title of representative: Chairperson Name: Alex Hsu ID number:	/s/ CHUN-LAI HSU stamp Personal stamp Date: October 5, 2021 /s/ Super Micro Incorporation, Taiwan Company stamp Date: October 5, 2021 (Contract seal for credit authorization contracts) /s/ CHUN-LAI HSU Chairman of BOD Date: October 5, 2021 (Representative's signature) 2021/10/05

Place of Guarantee		Witnessed by	

Date: _____/___/___ (yyyy/mm/dd)

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